Consent of Commerce & Finance Law Offices

Asian Financial, Inc.
4/F, No. 3 Jinyuan Road
Daxing District Industrial Development Zone
Beijing 102600
People's Republic of China

March 14, 2008

Dear Sirs,

Re: Asian Financial, Inc. (the "Company")

We hereby consent to (i) the filing of our legal opinion dated March 14, 2008 as an exhibit to the registration statement on Form S-1 (333-141507) ("Form S-1") filed with the Securities and Exchange Commission, (ii) reference therein to our firm's name and to our legal opinion under the captions "Risk Factors" and "Legal Matters" and (iii) filing of this consent as an exhibit to the Form S-1.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Commerce & Finance Law Offices

/s/ Commerce and Finance Law Offices